SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under Sections 13 an d 15(d) of the Securities
                        Exchange Act of 1934.

                           Commission File Number  333-11447

                   Metropolitan Asset Funding, Inc.
     (Exact name of registrant as specified in their organizational documents)

     929 West Sprague Avenue, Spokane, Washington  99210; (509) 838-
3111
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Mortgage Pass-Through Certificates, Series 1996-A, Class A-1
Certificates, Class A-2
           Certificates, Class A-3 Certificates, Class A-4 Ce rtificates, Class B-1 Certificates, and
                     Class B-2 Certificates
    (Title of each class of securities covered by this Form)

                                 None
     (Title of all other classes of securities for which a duty to file reports under section 13(a)
     or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

         Rule 12g-4(a)(1)(i) [  ]      Rule 12h-3(b)(1)(ii)     [  ]
         Rule 12g-4(a)(1)(ii)     [  ]      Rule 12h-3(b)(2)(i) [  ]
         Rule 12g-4(a)(2)(i) [  ]      Rule 12h-3(b)(2)(ii)     [  ]
         Rule 12g-4(a)(2)(ii)     [  ]      Rule 15d-6          [  ]
         Rule 12h-3(b)(1)(i) [X ]

    Approximate number of holders of record as of the certification or notice date:
                                Twelve

    Pursuant to the requirements of the Securities Exchange Act of
1934,   as   amended,  Metropolitan  Asset  Funding,   Inc.,   as
registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 12, 1997

                             /S/ Tom Turner
                             Tom Turner, President